EXHIBIT 5.1

October 4, 1994

Aetna Life and Casualty Company
151 Farmington Avenue
Hartford, Connecticut  06156

        I am Senior Vice President and General Counsel of Aetna Life and Casualty Company, a Connecticut insurance corporation (the "Company"). In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $500,000,000 of preferred securities of Aetna Capital L.L.C., a Delaware limited liability company ("Aetna Capital"), (the "Preferred Securities") and certain obligations which may be incurred by the Company in connection with the Preferred Securities, including subordinated debentures of the Company (the "Debentures") and a guarantee by the Company contained in a guarantee and payment agreement (the "Guarantee Agreement"), I have examined or caused to be examined necessary or appropriate corporate records, certificates and other documents, and questions of law for the purposes of this opinion.

        Upon the basis of such examination, I advise you that, in my opinion:

        1. The Debentures will constitute valid and legally binding obligations of the Company subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) when the following conditions are met: (i) the registration statement has become effective under the Securities Act; (ii) the indenture relating to the Debentures has been duly executed and delivered; (iii) the terms of the Debentures and of their issuance have been duly established in conformity with the indenture relating to the Debentures so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the Debentures have been duly executed and authenticated in accordance with the indenture relating to the Debentures, and duly issued and paid for as contemplated by the registration statement and any prospectus supplement relating thereto.

        2. The Guarantee Agreement will constitute a valid and legally binding agreement of the Company, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) when the following conditions are met: (i) the registration statement has become effective under the Securities Act; (ii) the Guarantee Agreement has been duly executed and delivered; (iii) the Guarantee Agreement when so executed and delivered does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the Preferred Securities entitled to the benefits of the Guarantee Agreement have been duly issued and sold as contemplated by the registration statement and any prospectus supplement relating thereto.

        I note that the approvals currently required under Section
38a-136 of the Connecticut General Statutes for the Company to issue the Debentures to Aetna Capital and enter into the Guarantee Agreement have been obtained from the Commissioner of Insurance of the State of Connecticut.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Connecticut and I do not express any opinion as to the effect of the laws of any other jurisdiction.

        In my examination or the examination which I caused to be made, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents were assumed. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statement and representations of officers and other representatives of the Company and others.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to reference made to me under the heading "Validity of Securities" in the prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours


                                              /s/ Zoe Baird